Exhibit 99.1

2020 CEO Letter to Shareholders

Making life’s important moments possible — one breath at a time.®

To My Fellow Shareholders:

In a year marked by global turmoil with the onset of the COVID-19 pandemic, the entire Electromed team demonstrated an unwavering commitment to flawlessly manufacturing and delivering our SmartVest® Airway Clearance System. Despite widespread healthcare system disruption due to the pandemic, in fiscal 2020 we improved our sales force productivity, achieved record revenue and profitability, generated strong cash flow and increased our net cash position. Our mission of making life’s important moments possible–one breath at a time® has been perhaps more important than ever as high frequency chest wall oscillation (HFCWO) therapy with SmartVest keeps vulnerable patients out of hospitals, reducing their risk of exposure to COVID-19.

Managing Through the Pandemic

I commend our team’s resilience, dedication and response during the ongoing COVID-19 pandemic to ensure more patients breathe easier and live better with SmartVest. In March, we implemented a comprehensive risk-mitigation program designed to protect the health, safety and wellbeing of our teammates, clinicians and patients. Our team adjusted to staggered hours, socially-distanced workstations, remote work arrangements, mask-and-glove protocols, virtual meetings, travel restrictions, strict sanitation practices and in some cases, furloughs – all while continuing to serve our clinicians and patients with best-in-class customer service and differentiated SmartVest airway clearance products. I am proud to say that we maintained uninterrupted operations, even during the most challenging phases of this crisis.

To counteract dampened face-to-face clinician and patient interaction across the industry and lower home care referrals in the latter part of the year, we accelerated our virtual sales and patient training efforts while elevating our direct-to-patient marketing initiatives. We also generated awareness of Centers for Medicare and Medicaid System (CMS) waivers that temporarily relax certain rules for prescribing our devices to the non-commercial Medicare population. These actions, along with an upward trend in physician office re-openings and clinician activity, enabled us to exit fiscal 2020 on a positive note with our home care referrals approaching near pre-COVID-19 levels.

Despite near-term uncertainty surrounding COVID-19, we believe we are well-positioned for a return to sustainable low double-digit revenue growth over the longer term, as we continue to share our powerful individual patient success stories with physicians, leverage our published, independent bronchiectasis outcomes study featuring SmartVest, position our services as an extension of the clinic office and improve the quality of our referrals.

Fiscal 2020 Financial Highlights

>	Net revenue increased 3.7% to $32.5 million from $31.3 million in fiscal 2019;

>	Operating income grew 80.9% to $5.1 million from $2.8 million in fiscal 2019;

>	Net income rose 110.1% to $4.2 million, or $0.47 per diluted share, from $2.0 million, or $0.23 per diluted share in fiscal 2019;

>	Cash flow from operations totaled $4.2 million, compared to $2.6 million in fiscal 2019; and

>	Cash position expanded to $10.5 million at fiscal year-end from $7.8 million at the start of the year.

Revenue
(in millions)

Operating Income
(in millions)

Operating Cash Flow
(in millions)

2020 CEO Letter to Shareholders, continued

In fiscal 2020, we made progress in several other key areas

>	Significant, consistent improvement in homecare sales force productivity – We produced approximately $839,000 of home care revenue per direct field sales employee, well ahead of the comparable figure of $724,000 for fiscal 2019 and in line with our target range of $750,000 to $850,000. We achieved year over year improvement every reporting period with the exception of fourth quarter 2020, which was impacted by COVID-19.

>	Institutional growth – Our institutional revenue in fiscal 2020 grew by approximately 25% year-over-year, reflecting a higher selling price per device and an increase in the number of devices sold as compared to the prior year.

>	Launch of homecare distributor channel – In the first quarter of fiscal 2020, we commenced distribution of SmartVest through the homecare distributor channel. While our direct sales channel will continue to be our primary focus, we believe the homecare distributor channel can help us accelerate growth in those areas of the country where our SmartVest brand may be underrecognized.

>	Successful CFO transition – In May, we appointed Mike MacCourt as our new Chief Financial Officer. He brings to Electromed approximately two decades of financial leadership and multidimensional business experience across a range of medical device, consulting and Fortune 500 companies. Among his career highlights, Mike spent over nine years at Medtronic in roles of increasing responsibility, concluding as Divisional CFO of the Lung Health business for five years. I believe Mike will optimize Electromed’s finance function and partner closely with the rest of our leadership team to drive growth.

>	Recommenced enrollment for our prospective bronchiectasis clinical outcomes study – This year we designed and launched a first-of-its-kind prospective bronchiectasis clinical outcomes study. After pausing enrollment at our sites due to COVID-19, we resumed patient enrollment in August 2020 and look forward to advancing the study.

>	Strengthened our lead in digital marketing to consumers – Fiscal 2020 continued our emphasis on digital marketing to expand patient and provider awareness of bronchiectasis symptoms and treatment options. This year we increased overall website traffic 99%, website goals and conversions 49%, improved bronchiectasis keyword search term ranking, significantly increased social media following and continued acceleration of paid marketing efforts to drive website traffic and action.

>	Completed building expansion – In the first quarter, we completed our building expansion project, which reduces our annual lease expense by approximately $130,000, increases our capacity to support long-term growth and enhances teamwork by providing a comfortable, well-designed workspace.

>	Next generation device – This year we increased our R&D investment as we strive to lead the HFCWO industry in innovation. Our team has been diligently working on the design and development of a next generation device that we believe will further differentiate SmartVest from competitive products. We hope to share more in the year to come.

The Bronchiectasis Opportunity

Underpinning our enthusiasm for long-term, sustainable, profitable growth is the largest opportunity for our airway clearance system: patients with non-cystic fibrosis bronchiectasis (NCFB) or bronchiectasis. Bronchiectasis is a chronic, progressive disease resulting in failure to clear sputum, leading to inflammation that progressively destroys the normal lung architecture—in particular, the elastic fibers of bronchi. Bronchiectasis patient prevalence is growing at approximately 9 percent annually. Our goal is to gain market share and grow annually at a faster rate. To the right is just one of the many compelling bronchiectasis patient testimonials we received this year.

Based on 4.2 million estimated bronchiectasis prevalence in the U.S. population in the Weycker study, we estimate that approximately 630,000 individuals could benefit from HFCWO therapy with SmartVest. This compares to an estimate of only 77,000 patients treated with HFCWO therapy to date. While the market is underpenetrated, bronchiectasis is experiencing a surge in clinical interest and awareness, including the relationship to chronic obstructive pulmonary disease (COPD), commonly referred to as bronchiectasis COPD overlap syndrome (BCOS). In addition to improving quality of life for patients, HFCWO therapy with SmartVest reduces the comprehensive cost of care for our healthcare system by keeping patients out of the hospital.

“I have two pulmonologists. One didn’t think [SmartVest] would make a difference, the other insisted I try it. After using it for less than two weeks I was able to sleep through the night. Life changer for me.”

– Nancy,
SmartVest user
for bronchiectasis

2020 CEO Letter to Shareholders, continued

To address this exciting market opportunity, in the coming fiscal year we plan to:

>	focus on increasing referrals in our largest, fastest growing segment, adult pulmonology and more specifically, bronchiectasis;

>	increase sales productivity through deeper clinic penetration and market share growth;

>	enhance patient and provider support to provide best-in-class customer care;

>	expand and share the body of clinical evidence to increase utilization of SmartVest for patients with bronchiectasis;

>	develop innovative device features that appeal to patients; and

>	grow institutional market share to support home care growth.

Estimated HFCWO Market Opportunity
– Bronchiectasis Patients (U.S)

I believe our organic growth strategy focused on the underpenetrated bronchiectasis market combined with our differentiated therapy, SmartVest, and our world-class service will support our long-term goal of low double-digit revenue growth and sustained to improving profitability.

In conclusion, despite the impact of the COVID-19 pandemic, we achieved record profitability and revenue in fiscal 2020. While the macro scenario remains highly fluid and uncertain, we anticipate the COVID-19 pandemic will continue to impact our financial results and operations during fiscal 2021. As we emerge from this crisis, I believe Electromed is very well-positioned for long-term profitable growth and greater share of the large, underpenetrated bronchiectasis market, supported by a strong balance sheet, an outstanding team, world-class customer care and best-in-class product in SmartVest. I would like to thank our employees and clinicians for once again this year enabling us to improve quality of life and outcomes for a greater number of patients with compromised pulmonary function. Finally, I thank you, my fellow shareholders, for your continued support as we execute our strategic plan for Electromed.

Sincerely,	Corporate Headquarters
500 Sixth Avenue NW
New Prague, MN 56071
Phone: 800-462-1045 or 952-758-9299
Kathleen S. Skarvan	Fax: 952-223-6253
President and CEO	www.smartvest.com

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this letter that are not statements of historical fact should be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this letter. We undertake no obligation to update them in light of new information or future events.

1. Weycker D, Hansen G, Seifer F. Prevalence and incidence of non-cystic fibrosis bronchiectasis among US adults in 2013. Chronic Respiratory Disease. 2017; 14(4):377-384.

2. Estimate for 2016, extrapolated from “Trends in Bronchiectasis-Among Medicare Beneficiaries in the United States, 2000 to 2007” (Amy E. Seitz, MPH, et al. 2012).

3. Aksamit T.R., et al. Bronchiectasis Research Registry C. Adult Patients With Bronchiectasis: A First Look at the US Bronchiectasis Research Registry. Chest. 2017;151:982-92.